Exhibit 10.1

TABLE OF CONTENTS

                                                                      Page
ARTICLE I              Definitions                                    1
     SECTION 1.01.     Defined Terms                                  1
     SECTION 1.02.     Classification of Loans and Borrowings         20
     SECTION 1.03.     Terms Generally                                20
     SECTION 1.04.     Accounting Terms; GAAP                         20

ARTICLE II             The Credits                                    21
     SECTION 2.01.     Commitments                                    21
     SECTION 2.02.     Loans and Borrowings                           22
     SECTION 2.03.     Requests for Borrowings                        23
     SECTION 2.04.     Letters of Credit                              24
     SECTION 2.05.     Funding of Borrowings                          24
     SECTION 2.06.     Interest Elections                             25
     SECTION 2.07.     Termination and Reduction of Commitments       26
     SECTION 2.08.     Repayment of Loans; Evidence of Debt           27
     SECTION 2.09.     Prepayment of Loans; Mandatory Reduction of
                          Commitments                                 27
     SECTION 2.10.     Commitment Fee                                 28
     SECTION 2.11.     Interest                                       28
     SECTION 2.12.     Additional LIBOR Provisions                    30
     SECTION 2.13      Increased Costs                                31
     SECTION 2.14.     Break Funding Payments                         31
     SECTION 2.15.     Taxes                                          32
     SECTION 2.16.     Payments Generally                             33

ARTICLE III            Representations and Warranties                 33
     SECTION 3.01.     Organization; Powers                           33
     SECTION 3.02.     Authorization; Enforceability                  34
     SECTION 3.03.     Governmental Approvals; No Conflicts,
                          No Defaults                                 34
     SECTION 3.04.     Financial Condition; No Material Adverse
                          Change                                      34
     SECTION 3.05.     Properties                                     35
     SECTION 3.06.     Litigation and Environmental Matters           36
     SECTION 3.07.     Compliance with Laws and Agreements; Permits   37
     SECTION 3.08.     Investment and Holding Company Status;
                          Margin Regulations                          38
     SECTION 3.09.     Taxes                                          38
     SECTION 3.10.     ERISA                                          38
     SECTION 3.11.     Subsidiaries                                   38
     SECTION 3.12.     SEC Matters                                    39
     SECTION 3.13.     Labor Matters                                  39
     SECTION 3.14.     Security Documents                             39
     SECTION 3.15.     Lock Boxes                                     40
     SECTION 3.16.     Restrictive Agreements                         40
     SECTION 3.17.     Disclosure                                     40
     SECTION 3.18.     Real Property                                  40
     SECTION 3.19.     Year 2000 Compliance                           40

ARTICLE IV             Conditions                                     42
     SECTION 4.01.     Effective Date                                 42
     SECTION 4.02.     Each Credit Event                              46

ARTICLE V              Affirmative Covenants                          47
     SECTION 5.01.     Financial Statements and Other Information     47
     SECTION 5.02.     Notices of Certain Events                      49
     SECTION 5.03.     Existence; Conduct of Business                 50
     SECTION 5.04.     Payment of Obligations                         50
     SECTION 5.05.     Maintenance of Properties; Insurance           50
     SECTION 5.06.     Books and Records; Inspection Rights           51
     SECTION 5.07.     Compliance with Laws; Environmental Laws       51
     SECTION 5.08.     Use of Proceeds and Letters of Credit          51
     SECTION 5.09.     Further Assurances                             51
     SECTION 5.10.     Year 2000 Compliance                           52
     SECTION 5.11.     Leases                                         52
     SECTION 5.12      Collateral Audits                              52

ARTICLE VI             Negative Covenants                             52
     SECTION 6.01.     Indebtedness                                   53
     SECTION 6.02.     Liens                                          53
     SECTION 6.03.     Certain Changes; Prohibited Transactions       53
     SECTION 6.04.     Investments, Loans, Advances, Guarantees and
                          Acquisitions                                54
     SECTION 6.05.     Hedging Agreements                             54
     SECTION 6.06.     Restricted Payments                            54
     SECTION 6.07.     Certain Financial Covenants                    55
     SECTION 6.08.     Transactions with Affiliates                   55
     SECTION 6.09.     Restrictive Agreements                         55
     SECTION 6.10.     Amendment of Certain Documents                 56
     SECTION 6.11.     Leases                                         56

ARTICLE VII            Events of Default                              56

ARTICLE VIII           Miscellaneous                                  59
     SECTION 8.01.     Notices                                        59
     SECTION 8.02.     Waivers; Amendments                            59
     SECTION 8.03.     Expenses; Indemnity; Damage Waiver             60
     SECTION 8.04.     Successors and Assigns                         61
     SECTION 8.05.     Survival                                       62
     SECTION 8.06.     Counterparts; Integration; Effectiveness       62
     SECTION 8.07.     Severability                                   62
     SECTION 8.08.     Right of Setoff                                63
     SECTION 8.09.     Arbitration                                    63
     SECTION 8.10.     GOVERNING LAW; JURISDICTION;
                          CONSENT TO SERVICE OF PROCESS               65
     SECTION 8.11.     WAIVER OF JURY TRIAL                           66
     SECTION 8.12.     Headings                                       67
     SECTION 8.13.     Interest Rate Limitation                       67

ARTICLE IX             Joint Borrowers                                67

$35,000,000 Revolving Credit Facility
$10,000,000 Term Loan Facility

CREDIT AGREEMENT

dated as of

June 11,1999


among


HAUSER, INC.

ZUELLIG BOTANICAL EXTRACTS, INC.

ZETAPHARM, INC.

WILCOX DRUG COMPANY, INC.

SHUSTER LABORATORIES, INC.

and

WELLS FARGO BANK,
NATIONAL ASSOCIATION

CREDIT AGREEMENT dated as of June 11, 1999, among HAUSER, INC., a Colorado corporation, ZUELLIG BOTANICAL EXTRACTS, INC., a Delaware corporation, ZETAPHARM, INC., a New York corporation, WILCOX DRUG COMPANY, INC., a Delaware corporation, SHUSTER LABORATORIES, INC., a Massachusetts corporation, and WELLS FARGO BANK, NATIONAL ASSOCIATION.

     The parties hereto agree as follows:


 ARTICLE I

Definitions

SECTION 1.01 Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

"Account Creditors Aged Listing" means a list of the names, addresses and telephone numbers of all of the Borrowers' account creditors and an aged listing of the balances owed to such account creditors.

          "Account Debtor" means any Person who is or may become obligated under, with respect to or on account of an Account Receivable.

          "Accounts Receivable" of a Person shall mean (i) all present and future accounts, chattel paper and documents, as such terms are defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, of such Person, (ii) all right, title and interest, and all the rights, remedies, security and liens, in, to and in respect of any Accounts Receivable of such Person, including, without limitation, guaranties or other contracts of suretyship with respect to Accounts Receivable, deposits, or other security for the obligation of any Account Debtor, and credit and other insurance, and (iii) all right, title and interest of such Person in, to and in respect of invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account Receivable.

          "Acquisition Cost" means the price payable, and paid, by a Borrower to acquire an item of Equipment or as a payment for the construction referred to in Section 2.01(b)(iii), in each case as evidenced by the invoice of the seller of such Equipment or the Person performing or furnishing such construction.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Applicable Margin" means, with respect to any Loan, the margin specified in Section 2.11.

          "Availability Period" means the period from and including the Effective Date to but excluding the date of termination of the Revolving Credit Facility and the Term Loan Facility, in each case as provided in
Section 2.07(a).

          "Base Rate" means, for any Base Rate Borrowing, a rate of interest per annum equal to the Prime Rate, minus the Applicable Margin. Each change in the Base Rate will be effective as of the effective date of any change in the Prime Rate giving rise thereto.

          "Base Rate Borrowing" means any Borrowing for which the rate of interest is determined by reference to the Base Rate.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means each of Hauser, Inc., a Colorado corporation, Zuellig Botanical Extracts, Inc., a Delaware corporation, ZetaPharm, Inc., a New York corporation, Wilcox Drug Company, Inc., a Delaware corporation, and Shuster Laboratories, Inc., a Massachusetts corporation.

          "Borrowing" means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

          "Borrowing Base", with respect to a Borrower, means an amount equal to the difference as of the date of determination between (A) the sum of (i) Eligible Receivables multiplied by 80%, and (ii) the lesser of (x) Eligible Inventory multiplied by 50% or (y) an amount equal to (I) Twenty Million Dollars ($20,000,000) less (II) the aggregate principal amount of Revolving Loans of all Borrowers outstanding as of the date of determination based on Eligible Inventory, and (B) for so long as any Letters of Credit issued for the account of such Borrower are in effect or any amounts drawn thereunder have not been repaid to the Lender, the aggregate face amount of all such Letters of Credit.

          "Borrowing Base Certificate" means a certificate in the form attached hereto and marked Exhibit A.

          "Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, for any period, the sum (without duplication) of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Company and its Subsidiaries during such period (including the amount of assets leased under any Capital Lease Obligation).

          "Capital Lease" means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations of the lessee under which are required to be classified and accounted for as capital leases on the balance sheet of such lessee under GAAP.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Paragraphs 9601 et seq.), as amended from time to time.

          "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Zuellig Group, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of any Borrower by Persons who were neither (i) nominated by the board of directors of such Borrower nor (ii) appointed by directors so nominated;
(c) the acquisition of direct or indirect Control of any Borrower by any Person or group other than the Zuellig Group; (d) the ownership by any Person other than the Company of any capital stock of a Borrower other than the Company; or (e) the ownership by any Person other than the Zuellig Owners of any capital stock of the Zuellig Group.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Character", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

          "Chief Financial Officer" of a Borrower means the individual designated as such in the by-laws of the relevant Borrower or by resolutions of such Borrower's Board of Directors duly adopted in accordance with such by-laws, or if no such individual is so designated, any Financial Officer of such Borrower.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means any property or rights in which, pursuant to the Security Documents, there has been granted (or purported to have been granted) to, or for the benefit of, the Lender a security interest.

          "Collateral Assignments" shall mean either or both of the Collateral Assignment of Trademarks, Trademark Applications, Patents and Patent Applications substantially in the form of Exhibit 1.01-A to the Security Agreements and the Collateral Assignment of Patents and Patent Applications substantially in the form of Exhibit 1.01-B to the Security Agreements.

          "Collateral Audit" means an audit or inspection performed by the Lender or another auditor or inspector acceptable to the Lender as to the values and conditions of the assets and properties of the Borrowers.

          "Commitment" means the Lender's Term Loan Facility Commitment and the Lender's Revolving Credit Commitment, as such commitments may be reduced from time to time pursuant to Section 2.07. The initial amount of the Lender's Revolving Credit Commitment is $35,000,000 and the initial amount of the Lender's Term Loan Facility Commitment is $10,000,000.

          "Company" means Hauser, Inc., a Colorado corporation.

          "Consolidated Current Assets" means, at the date of determination, all items that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and its Subsidiaries as current assets.

          "Consolidated Current Liabilities" means, at the date of determination, all amounts that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and its Subsidiaries as current liabilities.

          "Consolidated Debt Service Coverage Ratio" means, with respect to the Company and its Subsidiaries as at the end of a fiscal year, the ratio of (i) the Consolidated Net Income before depreciation and amortization of properties (including intangible properties) of the Company and its Subsidiaries, and before Consolidated Interest Expense and Taxes, to (ii) the sum of Consolidated Interest Expense plus the current portion of Consolidated Funded Indebtedness.

          "Consolidated Funded Indebtedness" means, as of the date of determination, (i) all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, (ii) any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of the obligor to a date more than one year from such date, and (iii) all Operating Lease Obligations of the Company and its Subsidiaries under Lender Operating Leases.

          "Consolidated Interest Expense" means, for any period (i) the amount of interest expense, both expensed and capitalized, of the Company and its Subsidiaries, for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP, plus (ii) to the extent not included by virtue of the preceding clause (i), the portion of the rent or other amounts payable under Lender Operating Leases for such period that is attributable to implicit interest charges.

          "Consolidated Liquid Assets" means, at the date of determination, all assets of the Company and its Subsidiaries that consist of unrestricted cash, unrestricted marketable securities and Accounts Receivable convertible into cash.

          "Consolidated Net Income" means, for any period, the net income (or deficit) of the Company and its Subsidiaries for such period, which would be included as net income (or deficit) on the statements of income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (but excluding any extraordinary gains or losses attributable to such period).

          "Consolidated Net Worth" means, as of the date of determination, all amounts which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.

          "Consolidated Tangible Net Worth" means, as of the date of determination, Consolidated Net Worth plus Indebtedness which is subordinated to the Obligations to the Lender under a subordination agreement in form and substance acceptable to the Lender or by subordination language acceptable to the Lender in the instrument evidencing such Indebtedness, less (i) all assets which would be classified as intangible assets under GAAP, including goodwill, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (ii) assets which the Lender determines in its business judgment would not be available or would be of relatively small value in a liquidation of the Borrowers' businesses, including loans to officers or Affiliates and other items.

          "Consolidated Working Capital" means, as of the date of determination, Consolidated Current Assets at such date minus Consolidated Current Liabilities at such date.

          "Construction Advances" has the meaning set forth in Section 2.01(b)(iii).

          "Construction Financing Agreements" has the meaning set forth in
Section 2.01(c).

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Deed of Trust" has the meaning set forth in Section 4.01(a) hereof.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          "dollars" or "$" refers to lawful money of the United States of America.

          "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

          "Eligible Inventory" of a Borrower shall mean only such Inventory of such Borrower as is comprised of finished goods (other than shipping and packaging materials) or raw materials, valued at the lower of cost or fair market value, is subject to no Liens other than a first priority fully perfected Lien in favor of the Lender, and is located at such Borrower's warehouses in the United States; provided, however, that Eligible Inventory shall not include Inventory that is itemized as "Exclusions from Inventory" in the Borrowing Base Certificate.

          "Eligible Receivables" of a Borrower shall mean and include all unpaid Accounts Receivable of such Borrower that are subject to no Liens other than a first priority fully perfected Lien in favor of the Lender, other than such Accounts Receivable as are itemized as "Exclusions from Accounts Receivable" in the Borrowing Base Certificate.

          "Environmental Laws" means all present and future laws, rules, regulations, codes, ordinances, regulations, orders, decrees, judgments, licenses, permits, directives, injunctions, notices or binding agreements, or the equivalent of any of the foregoing, issued, promulgated or entered into by any Governmental Authority, or duties under the common law, relating in any way to the environment, wastes, pollution, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Paragraphs 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Paragraphs 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Paragraphs 2601 et seq.) and the Clean Air Act (42 U.S.C. Paragraphs 7401 et seq.), all as amended from time to time.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs, fees (including attorneys' and consultants' fees), expenses and disbursements, natural resource damages, costs of environmental remediation and other compliance or remedial measures, settlements, awards, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, including on-site or off-site contamination of surface or subsurface soil or water, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equipment" of a Person shall mean all present and future machinery, equipment (including, without limitation, a spray dryer and related peripheral items, all Itemized Equipment, and all other manufacturing, warehouse, and office equipment), fixtures, trade fixtures, engineering drawings and diagrams, tools and tooling (including any rights in respect of tools or tooling in the possession of others), computer and other data processing equipment, furniture, office furniture, production or data processing supplies on hand or in transit, other miscellaneous supplies and other tangible property of any kind now owned or hereafter acquired by such Person or in which such Person now has or may hereafter acquire any right, title or interest and wheresoever located, including all equipment of such Person as defined in the Uniform Commercial Code in effect in any applicable jurisdiction and all such property located in any plant, warehouse, office or other space leased, owned or occupied by such Person and all of such Person's interest in all leasehold improvements and any and all additions, accessions and appurtenances thereto, substitutions therefor and replacements thereof, together with all attachments, components, parts and accessories installed thereon or affixed thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived);
(b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Event of Default" has the meaning given to such term in Article
VII.

          "Excluded Taxes" means, with respect to the Lender, income or franchise taxes imposed on (or measured by) its net income.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means all materials or substances that, whether by their nature or use, are now or hereafter defined as hazardous wastes, hazardous substances, pollutants or contaminants under any Environmental Law, or which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which now or hereafter regulated under any Environmental Law, or which are or contain petroleum, petroleum distillates, asbestos, polychorinated biphenyls, radon gas, medical wastes, gasoline, diesel fuel or another petroleum hydrocarbon product.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Interest Election Request" means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.06.

          "Interest Payment Date" means the last day of each calendar month.

          "Interest Period" means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six, or twelve months thereafter, as the Borrower thereof may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period may be selected for any LIBOR Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (x) the LIBOR Term Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (y) the LIBOR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Itemized Equipment" has the meaning set forth in Section
2.01(b)(iv).

          "Inventory" of a Person shall mean all present and future inventory, goods held for sale or lease or to be furnished under contracts for service, goods so leased or furnished, raw materials, component parts, work in process or materials used or consumed in such Person's business now owned or hereafter acquired by such Person or in which such Person now has or may hereafter acquire any right, title or interest and wheresoever located, including all inventory of such Person as defined in the Uniform Commercial Code in effect in any applicable jurisdiction.

          "LC Disbursement" means a payment made by the Lender pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the undrawn amount of all Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed at such time.

          "Leases" means the leases of real property set forth on Schedule
1.01-1.

          "Lender" means Wells Fargo Bank, National Association and any other Person that shall have become a party hereto pursuant to a "Transfer" (as defined in Section 8.04(b)), other than any such Person that purchases a participation herein or that ceases to be a party hereto pursuant to a further Transfer.

          "Lender Capital Leases" means Capital Leases between the Lender or an Affiliate thereof as lessor and a Borrower as lessee.

          "Lender Leases" means Lender Operating Leases and Lender Capital
Leases.

          "Lender Operating Leases" means Operating Leases between the Lender or any Affiliate thereof as lessor and a Borrower as lessee.

          "Letter of Credit" means any letter of credit issued by the Lender pursuant to the facility described in Section 2.04.

          "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

               LIBOR    =                   LIBOR Base Rate
                         100% - LIBOR Reserve Percentage

          "LIBOR Base Rate" means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. Borrowers understand and agree that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate, including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

          "LIBOR Borrowing" means a Borrowing for which the rate of interest is determined by reference to the LIBOR Rate.

          "LIBOR Rate" means, for the Interest Period for any LIBOR Borrowing, a rate of interest per annum equal to LIBOR plus the Applicable Margin, which in either case shall be adjusted monthly on the first day of each month for each Interest Period for a LIBOR Loan. The LIBOR Rate shall be adjusted for any change in the Reserve Requirement so that Lender shall receive the same yield.

          "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" means this Agreement, the Notes delivered pursuant hereto, the Security Documents, any Letter of Credit Agreements (as defined in Section 2.04) or applications made in respect of any Letter of Credit, any agreements between the Lender or any Affiliate thereof and a Borrower pertaining to Lender Leases, any Construction Financing Agreements and any instruments or agreements executed and delivered pursuant to any of the foregoing, in each case as supplemented, amended or modified from time to time, and any document, instrument, or agreement supplementing, amending, or modifying, or waiving any provision of, any of the foregoing.

          "Loan Debt" has the meaning given to such term in Article IX(c).

          "Loans" means the loans made by the Lender pursuant to this Agreement.

          "Material Adverse Effect" means, in respect of any Person, a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of such Person, (b) the ability of such Person to perform any of its obligations under this Agreement or any other Loan Document to which it is a party or (c) the rights of or benefits available to the Lender in respect of such Person under this Agreement or any other Loan Document.
          "Material Indebtedness" means, in respect of any Person, Indebtedness (other than the Loans or obligations under Lender Leases), or obligations in respect of one or more Hedging Agreements, of any one or more of such Person and its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Person or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

          "Maturity Date," in the case of the Revolving Loan, means the date that is the second anniversary of the Effective Date, and in the case of the Term Loan, means the date that is the fifth anniversary of the Effective Date.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001 (a)(3) of ERISA.

          "Notes" means the Revolving Credit Note and the Term Note.

          "Obligations" means, without duplication, all obligations defined as "Obligations" in the Security Documents.

          "Operating Lease" means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations of the lessee under which are not required to be classified and accounted for as capital leases on the balance sheet of such lessee under GAAP.

          "Operating Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any Operating Lease.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Paclitaxel Patents" means the patents and patent applications listed on Exhibit A to Exhibit 1.01-B to the Security Agreements.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Perfection Certificates" means the Perfection Certificates prepared by the Company or any other Borrower and delivered pursuant to the Security Agreements.

          "Permit" means any license, permit, franchise or authorization of a Governmental Authority.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) (i) as to real properties leased to any Borrower, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower, and (ii) as to real properties owned by any Borrower, the matters set forth in Schedule B-1 of each of the title insurance policies insuring the Liens of the Lender under the Deeds of Trust, and any other encumbrances approved by the Lender in writing; and

          (f) Liens arising under or in connection with equipment leases or conditional sale agreements listed on Schedule 4.01(h);

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness or any Lien on any Collateral.

          "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e) shares of any money market mutual fund registered under the Investment Company Act of 1940 having assets in excess of $1,000,000,000 and in respect of which a Lender or an Affiliate of a Lender acts as investment advisor.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreement" has the meaning given to such term in Section 4.01(a).

          "Powders Option" means the Agreement for Option to Acquire Powders Business from Zuellig Botanicals, Inc. annexed as Exhibit G to the Merger Agreement (as defined in the Proxy Statement).

          "Prime Rate" means at any time the rate of interest most recently announced within the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Lender may designate. Each change in the Prime Rate shall be effective from and including the date such change is so announced as being effective.

          "Proxy Statement" means the Proxy Statement of the Company dated May 11, 1999.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) as the same may be amended or supplemented from time to time.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of a Borrower, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of a Borrower, or any option, warrant or other right to acquire any such shares of capital stock of a Borrower, or any payment of principal, interest, or any other amount in respect of or for the purchase of any Indebtedness of any Borrower that is subordinated to any obligations arising under the Loan Documents.

          "Revolving Credit Commitment" means the commitment of the Lender to make Revolving Loans hereunder as set forth in Section 2.01, in a principal amount not to exceed $35,000,000, and to issue Letters of Credit as set forth in Section 2.04.

          "Revolving Credit Exposure" means, with respect to the Lender at any time, the sum of the outstanding principal amount of the Lender's Revolving Loans and its LC Exposure at such time.

          "Revolving Credit Facility" means the revolving credit facility and Letter of Credit facility available on the Effective Date.

          "Revolving Credit Note" has the meaning given to such term in
Section 4.01(d).

          "Revolving Loan" means a Loan made by the Lender to a Borrower pursuant to the Revolving Credit Commitment.

          "S&P" means Standard & Poor's, a Division of The McGraw-Hill Companies, Inc.

          "Secured Party" means the Lender.

          "Security Agreements" has the meaning given to such term in
Section 4.01(a).

          "Security Documents" means each of the Security Agreements, Pledge Agreement, Deeds of Trust, Collateral Assignments, security agreements, pledge agreements, deeds of trust or similar agreements executed as part of the Construction Financing Agreements and any instruments or agreements executed and delivered pursuant to any of the foregoing, in each case as supplemented, amended or modified from time to time, and any document, instrument or agreement supplementing, amending or modifying, or waiving any provision of, any of the foregoing.

          "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loan" means a Loan made by the Lender to a Borrower pursuant to the Term Loan Facility.

          "Term Loan Borrowing Limit" means the limit applicable to a Term Loan, as set forth in Section 2.01(b) and determined in accordance with the Term Loan Borrowing Limit Certificate with respect to such Term Loan.

          "Term Loan Borrowing Limit Certificate" means a certificate in the form attached hereto and marked Exhibit B.

          "Term Loan Exposure" means, with respect to the Lender at any time, the sum of (i) the outstanding principal amount of the Term Loans plus (ii) the outstanding Operating Lease Obligations and Capital Lease Obligations under Lender Leases, each at such time.
          "Term Loan Facility" means the term loan facility available on the Effective Date.

          "Term Loan Facility Commitment" means the commitment of the Lender to make Term Loans hereunder as set forth in Section 2.01, in an aggregate maximum principal amount not to exceed $10,000,000, as the same may be reduced from time to time pursuant to Section 2.07, and subject to each Term Loan Borrowing Limit.

          "Term Loan Repayment Amount" has the meaning given to such term in Section 2.08(a).

          "Term Loan Repayment Date" has the meaning given to such term in
Section 2.08(a).

          "Term Note" has the meaning given to such term in Section
4.01(d).

          "Total Exposure" means, at any time, the sum of the Lender's Revolving Credit Exposure at such time and Term Loan Exposure at such time.

          "Transactions" means the execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which such Borrower is a party, the creation of the security interests contemplated by the Security Documents, the borrowing of Loans, the use of the proceeds of Loans and the other transactions contemplated by the Loan Documents.

          "Type," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Base Rate.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          "Zuellig Credit Agreement" means the Credit Agreement dated June 11, 1999 between the Lender and Zuellig Botanicals, Inc., and all "Loan Documents" (as defined therein), as the same may be supplemented, modified or amended from time to time.

          "Zuellig Group" means Zuellig Group N.A., Inc., a Delaware corporation.

          "Zuellig Owners" means any of Zatpack Inc., a British Virgin Islands company, which is the sole shareholder of Zuellig Group, the trusts established for the benefit of certain members of the Zuellig family that are referred to in the Proxy Statement that are shareholders of Zatpack Inc. or the beneficiaries of such trusts.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Character (e.g., a "Revolving Loan") or by Type (e.g., a "LIBOR Loan") or by Character and Type (e.g., a "LIBOR Revolving Loan"). Borrowings also may be classified and referred to by Character (e.g., a "Revolving Borrowing") or by Type (e.g., a "LIBOR Borrowing") or by Character and Type (e.g., a "LIBOR Revolving Borrowing").

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
 ARTICLE II
The Credits
SECTION 2.01 Commitments.

(a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to any Borrower from time to time during the Revolving Credit Facility Availability Period, for general working capital purposes, in an aggregate principal amount that will not result in the Lender's Revolving Credit Exposure exceeding the Lender's Revolving Credit Commitment, provided that immediately after giving effect to each Revolving Loan, the aggregate amount of Revolving Loans outstanding shall not exceed such Borrower's Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.

(b) Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Term Loans to any Borrower from time to time during the Term Loan Facility Availability Period, for the purposes and subject to the limitations as to amount and use (each a "Term Loan Borrowing Limit") set forth to below, in an aggregate principal amount that will not result in the Lender's Term Loan Exposure exceeding the Lender's Term Loan Commitment:

 (i) to finance the purchase of a new spray dryer, subject to the Lender receiving a copy of the contract for the purchase of such spray dryer, which contract shall be satisfactory in form and substance to the Lender, and subject to a Term Loan Borrowing Limit of Two Million Dollars ($2,000,000);

 (ii) to finance the purchase of various peripheral
Equipment necessary for the installation of the spray dryer referred to in clause (i) above, subject to a Term Loan Borrowing Limit of one hundred percent (100%) of the Acquisition Cost of each item of new peripheral Equipment and eighty percent (80%) of the Acquisition Cost of each item of used peripheral Equipment, and to an aggregate Term Loan Borrowing Limit of Three Million Dollars ($3,000,000);

 (iii) in the case of the Company, and subject to Section
2.01(c), to finance the construction of an expansion to its existing manufacturing facility located at 4161 Specialty Place, Del Camino PUD, County of Weld, Colorado for the purpose of housing the spray dryer referred to in clause (i) above (Term Loans made pursuant to this clause
(iii) are sometimes referred to herein as "Construction Advances"), subject to a Term Loan Borrowing Limit of one hundred percent (100%) of the Acquisition Cost of each portion of such construction, and to an aggregate Term Loan Borrowing Limit equal to the lesser of (x) the aggregate Acquisition Cost of such construction or (y) Two Million Five Hundred Thousand Dollars ($2,500,000); and

 (iv) to finance the acquisition of other new or used items of Equipment listed on Schedule 2.01-1 ("Itemized Equipment"), subject to a Term Loan Borrowing Limit of one hundred percent (100%) of the Acquisition Cost of each item of new Itemized Equipment and eighty percent (80%) of the Acquisition Cost of each item of used Itemized Equipment, and to an aggregate Term Loan Borrowing Limit of Three Million Dollars ($3,000,000).

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(c) Construction Advances. Without limiting any other provision of this Agreement, the availability of Construction Advances shall be subject to the Lender's standard lending practices and procedures applicable to building loans, including the Company (and the other Borrowers, if applicable) furnishing to the Lender the documents and other information listed on Schedule 2.01-2 and executing and delivering to the Lender a building loan agreement, building loan promissory note, construction deed of trust and such other agreements, documents and instruments as the Lender may require (collectively, "Construction Financing Agreements"). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Construction Financing Agreement, the terms and conditions of this Agreement shall control.

SECTION 2.02 Loans and Borrowings.

(a) Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower thereof may request in accordance herewith.

(b) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is not less than $250,000 or a multiple of $10,000 in excess of such amount. A Base Rate Revolving Loan balance of less than $250,000, which, as a result of additional Base Rate Revolving Loan Borrowings, first equals $250,000 (or a multiple of $10,000 in excess of such amount) may thereafter be converted into a LIBOR Borrowing. At the time that each Base Rate Term Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000 or a multiple of $1,000 in excess of such amount. There shall be no minimum amount or increment for Base Rate Revolving Borrowings. Borrowings of more than one Type and Character may be outstanding at the same time.

(c) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(d) No Borrower shall be entitled to request a Term Loan Borrowing hereunder unless, at least three (3) Business Days prior to requesting the same pursuant to Section 2.03, such Borrower shall have submitted to the Lender, by hand delivery or telecopy, a Term Loan Borrowing Limit
Certificate in respect of such Borrowing.

SECTION 2.03 Requests for Borrowings.  To request a Borrowing, the
Borrower thereof shall notify the Lender of such request by telephone (a) in the case of a LIBOR Borrowing, not later than 11:00 a.m., California time, three (3) Business Days before the date of the proposed Borrowing, or
(b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., California time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of (i) a written Borrowing Request, confirming that the conditions contained in Section 4.02 have been satisfied and in a form approved by the Lender and signed by the Borrower thereunder and (ii) in the case of a Term Loan Borrowing, a Term Loan Borrowing Limit Certificate, accompanied by a true and complete copy of each invoice setting forth the applicable Acquisition Cost, each of which invoices shall be satisfactory in form and substance to the Lender. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

 (i) the aggregate amount of the requested Borrowing;
 (ii) the date of such Borrowing, which shall be a Business
Day;
 (iii) whether such Borrowing is to be a Revolving Loan
Borrowing or a Term Loan Borrowing;
 (iv) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing;
 (v) in the case of a LIBOR Borrowing, the initial Interest
Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
 (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower thereof shall be deemed to have selected an Interest Period of one month's duration.

SECTION 2.04 Letters of Credit .

(a) Letter of Credit Facility.  As a subfeature under the Revolving
Credit Commitment, the Lender agrees from time to time during the Availability Period therefor to issue standby, sight or usance Letters of Credit for the account of any Borrower; provided however, that the form and substance of each Letter of Credit shall be subject to approval by the Lender, in its sole discretion; and provided further, that the LC Exposure shall not at any time exceed One Million Dollars ($1,000,000.00). Each Letter of Credit shall be issued for a term not to exceed one hundred fifty
(150) days, as designated by the Borrower. The amount of the LC Exposure shall be reserved under the Revolving Credit Commitment and shall not be available for borrowings thereunder.

(b) Documentation. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by the Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(c) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement in accordance with the applicable Letter of Credit Agreement; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Base Rate Revolving Loan Borrowing in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan Borrowing.

SECTION 2.05 Funding of Borrowings. The Lender will make each Loan to be made by it hereunder (other than a Base Rate Revolving Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(c)) available to the Borrower thereof by promptly crediting such amount to an account of the Borrower thereof maintained with the Lender and designated by such Borrower in the applicable Borrowing Request.

SECTION 2.06 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower thereof may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower thereof may elect different options with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the appropriate
Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the appropriate Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

 (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

 (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

 (iii) whether the resulting Borrowing is to be a Base Rate
Borrowing or a LIBOR Borrowing; and

 (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower thereof shall be deemed to have selected an Interest Period of one month's duration.

(d) Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Borrowing. The foregoing shall not apply to any Base Rate Revolving Loan balance of less than $250,000, which, as a result of additional Base Rate Revolving Loan Borrowings, first equals $250,000 (or a multiple of $10,000 in excess of such amount), which may thereafter be converted into a LIBOR Borrowing in accordance with the other provisions of this Agreement. Any portion of a LIBOR Borrowing that cannot be converted into or continued as a LIBOR Borrowing by reason of the preceding sentence shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Base Rate Borrowing.

(e) If the Borrower thereof fails to deliver a timely Interest Election Request in accordance herewith with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.
Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination and Reduction of Commitments.  (a) The
Revolving Credit Facility Commitment and the Term Loan Facility Commitment, unless previously terminated, shall automatically terminate at 5:00 p.m. California time, on the second anniversary of the Effective Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Term Loan Commitment; provided that (i) each reduction of the Term Loan Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 and (ii) the Borrowers shall not terminate or reduce the Term Loan Commitment if, after giving effect to any concurrent prepayment of the Term Loan in accordance with Section 2.09, the sum of the Term Loan Exposures would exceed the total Term Loan Commitment.

(c) The Borrowers shall notify the Lender of any election to terminate or reduce the Term Loan Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable. Any termination or reduction of the Term Loan Commitment shall be permanent.

SECTION 2.08 Repayment of Loans; Evidence of Debt.  (a) The
Borrowers hereby, jointly and severally, unconditionally promise to pay (i) to the Lender the then unpaid principal amount of each Revolving Loan and (to the extent not previously paid) each Term Loan, together with any accrued but unpaid interest thereon, on the respective Maturity Date, and
(ii) to the Lender an aggregate principal amount of the Term Loan (subject to adjustment pursuant to Section 2.09) on the dates (each, a "Term Loan Repayment Date"), and in the respective amounts (such amount, as adjusted pursuant to Section 2.09(b), the "Term Loan Repayment Amount"), set forth in Schedule 2.08; such promise of each Borrower to repay each Loan shall apply unconditionally to each Loan irrespective of which Borrower was the Borrower of such Loan.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts in which it shall record (i) the amount of each Loan made hereunder, the Character and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder and (iii) the amount of any payment received by the Lender hereunder.

(c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement or the Notes.

(d) The Loans made by the Lender will be evidenced by the Notes (subject, in the case of Construction Advances, to any Construction Financing Agreements that the Lender may require).

SECTION 2.09 Prepayment of Loans; Mandatory Reduction of
Commitments. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject, however, to prior notice in accordance with paragraph
(b) of this Section and subject to the other applicable terms and provisions hereof, including Section 2.14.

(b)      The Borrowers shall notify the Lender by telephone
(confirmed by telecopy) of any such prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., California time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., California time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrower of such Borrowing, the prepayment date, whether the prepayment relates to a Borrowing of Revolving Loans or Term Loans, and the respective principal amounts of each such Borrowing (or portion thereof) to be prepaid. Optional prepayments of Term Loans shall be applied to remaining installments of principal thereof in the inverse order of maturity. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each such prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, and shall be applied first to Base Rate Loans outstanding of the Character to be prepaid, and then to outstanding LIBOR Loans of that Character, subject to Section 2.14. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(c) In the event that the Revolving Credit Exposure of the Lender with respect to any Borrower shall at any time exceed the Borrowing Base with respect to such Borrower, the Borrowers agree, jointly and severally, immediately to repay to the Lender the excess amount.

SECTION 2.10 Commitment Fee. The Borrowers agree, jointly and severally, to pay to the Lender a commitment fee, which shall accrue at the rate of one quarter of one percent (.25%) per annum on the daily unused amount of the Term Loan Commitment during the period from and including the Effective Date to but excluding the date on which such Term Loan Commitment terminates. The accrued commitment fee shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Term Loan Commitment terminates, commencing on the first such date to occur after the date hereof. The commitment fee shall be computed on the basis of a year of 360 days and shall be payable in immediately available funds for the actual number of days elapsed (including the first day but excluding the last day). Fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest. (a) The Loans shall bear interest as follows:

 (i) Base Rate Term Loan Borrowings shall bear interest at the Base Rate minus a margin of one-half of one percent (0.50%);

 (ii) LIBOR Term Loan Borrowings shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus a margin of one and three quarters percent (1.75%), provided that if, on the one year anniversary of the Effective Date, the Borrowers are in compliance with all terms and conditions of this Agreement and the other Loan Documents, then effective as of such date, and for Interest Periods commencing on and after such date, such margin will be reduced to one and sixty-five one-hundredths percent (1.65%);

 (iii) Base Rate Revolving Loan Borrowings shall bear interest at the Base Rate minus a margin of three-quarters of one percent (0.75%); and

 (iv) LIBOR Revolving Loan Borrowings shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus a margin of one and one-half percent (1.50%), provided that if, on the one year anniversary of the Effective Date, the Borrowers are in compliance with all terms and conditions of this Agreement and the other Loan Documents, then effective as of such date, and for Interest Periods commencing on and after such date, such margin will be reduced to one and forty one-hundredths percent (1.40%).

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable by the Borrowers, jointly and severally, in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitment; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Additional LIBOR Provisions. (a) If the Lender at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then the Lender shall promptly give notice thereof to the Borrowers. If such notice is given and until such notice has been withdrawn by Bank, then (i) no new LIBOR option may be selected by the Borrowers, and (ii) any LIBOR Borrowing then outstanding shall, following the end of the then applicable Interest Period, be made as a Base Rate Borrowing.

(b) If any Change in Law shall make it unlawful for the Lender (i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on LIBOR, then in the former event, any obligation of the Lender to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at the Lender's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Base Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Interest Period applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Interest Period.
Upon the occurrence of any of the foregoing events, the Borrowers shall pay to the Lender immediately upon demand such amounts as may be necessary to compensate the Lender for any fines, fees, charges, penalties or other costs incurred or payable by the Lender as a result thereof and which are attributable to any LIBOR options made available to the Borrowers hereunder, and any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrowers.

(c) If any Change in Law or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority shall:

 (i) subject the Lender to any tax, duty or other charge with respect to any LIBOR Loans, or change the basis of taxation of payments to the Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Lender); or

 (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of the Lender; or

 (iii) impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining any LIBOR Loans hereunder and/or to reduce any amount receivable by the Lender in connection therewith, then in any such case, the Borrowers shall pay to the Lender immediately upon demand such amounts as may be necessary to compensate the Lender for any additional costs incurred by the Lender and/or reductions in amounts received by the Lender which are attributable to such LIBOR Loans. In determining which costs incurred by the Lender and/or reductions in amounts received by the Lender are attributable to any LIBOR Loans made available to the Borrowers hereunder, any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrowers.

     SECTION 2.13 Increased Costs. (a) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or issuance or maintenance of any Letter of Credit by, the Lender, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender, within ten (10) days after written demand therefor, such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered. The Lender's determination as to such amount or amounts shall be conclusive absent manifest error.

(b) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate the Lender, within ten (10) days after written demand therefor, for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Lender's determination as to the amount or amounts that the Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

SECTION 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      The Borrowers shall indemnify the Lender, within ten
(10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Lender's determination as to the amount or amounts that the Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(d)      As soon as practicable after any payment of Indemnified
Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

SECTION 2.16 Payments Generally. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13, 2.14 or 2.15, or otherwise) and under any other Loan Document prior to 1:00 p.m., California time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at c/o Wells Fargo HSBC Trade Bank, N.A., 333 South Grand Avenue, 8th Floor, Los Angeles, California 90071, or at such other place as the Lender may designate, except that payments pursuant to Section 8.03 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal and unreimbursed LC
Disbursements then due hereunder.

 ARTICLE III

Representations and Warranties

          The Borrowers jointly and severally represent and warrant to the Lender that:

SECTION 3.01 Organization; Powers. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect in respect of such Borrower, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate powers of the Borrowers and have been duly authorized by all necessary corporate (including, if required, stockholder) action. This Agreement and each other Loan Document has been duly executed and delivered by each Borrower that is a party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its respective terms.

SECTION 3.03 Governmental Approvals; No Conflicts, No Defaults.
The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower, and (d) will not result in the creation or imposition of any Lien (except in favor of the Lender) on any asset now owned or hereafter acquired of any Borrower. No Borrower is in default under, or violation of, in any manner, and no condition exists which, upon notice or the passage of time (or both) would constitute a default under, any provision of (i) any indenture or other agreement, contract or instrument evidencing Indebtedness, or (ii) any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound.

     SECTION 3.04.     Financial Condition; No Material Adverse Change.
(a) The Company has heretofore furnished to the Lender (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended April 30, 1998, reported on by Arthur Andersen LLP, independent public accountants, (ii) consolidating balance sheets of the Company setting forth such information separately for the Company and each Subsidiary and related consolidating statements of operations for the Company setting forth such information separately for the Company and each Subsidiary as of and for the fiscal year ended April 30, 1998, and including in comparative form the figures for the preceding fiscal year, certified by its Chief Financial Officer, and (iii) a copy of the consolidated financial statements of the Company as of and for the fiscal period ended January 31, 1999 included with the Company's Form 10-Q filed with the United States Securities and Exchange Commission on March 17, 1999. All such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and of its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The Company has heretofore furnished to the Lender a balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended March 31, 1999 with respect to each of Zuellig Botanical Extracts, Inc., ZetaPharm, Inc. and Wilcox Drug Company, Inc., including in each case in comparative form the figures for the preceding fiscal year, certified by each such corporation's respective Chief Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of each such Borrower as of such date and for such period in accordance with GAAP.

(c) Except as disclosed on Schedule 3.04, the Borrowers have no liabilities, contingent or otherwise, not disclosed on the financial statements referred to in this Section, other than in respect of goods and services arising in the ordinary course of business.

(d)      Except as disclosed in the Proxy Statement or on
Schedule 3.04, since May 11, 1999, there has been no (i) change or event which could reasonably be expected to have a Material Adverse Effect with respect to any Borrower (other than general trends or new laws, rules, or regulations applicable to similarly situated companies), (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of any Borrower, (iii) issuance of capital stock or options, warrants or rights to acquire capital stock of any Borrower, (iv) material loss, destruction or damage to any property of any Borrower, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money or capital leases or the refunding of any such indebtedness, (vi) labor trouble involving any Borrower or any material change in its personnel or the general terms and conditions of employment of key employees, (vii) waiver of any valuable right in favor of any Borrower, (viii) loan or extension of credit to any officer or employee of any Borrower other than advances for travel-related expenses and similar advances to officers and employees in the ordinary course of business, (ix) acquisition, material writedown or write-off for accounting purposes or disposition of any material assets (or any contract or arrangement therefor) of or with respect to any Borrower, (x) redemption or repurchase of any capital stock of any Borrower, or any other material transaction by any Borrower otherwise than for fair value in the ordinary course of business or (xi) termination of any contract, agreement or arrangement which is or was material to the business, assets, operations, prospects or condition, financial or otherwise, of any Borrower.

SECTION 3.05 Properties.  (a) Each Borrower has good title (free of
Liens except such as are permitted under Section 6.02) to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as set forth on Schedule 4.01(h), no Borrower is a party to any contract, agreement, lease or instrument (other than the Loan Documents) the performance of which, either unconditionally or upon the happening of any event, will result in or require the creation of a Lien (except in favor of the Lender) on any of its property or assets (now owned or hereafter acquired) or otherwise result in a violation of any Loan Documents.

(b) Each Borrower owns free and clear of any Liens, or is licensed to use, all patents (and applications therefor), patent disclosures, marks (and applications therefor), trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, formulae, techniques and other intellectual property material to its business, and the use thereof by such Borrower does not infringe upon the rights of any other Person. All such intellectual property, including, where applicable, registration or issuance information, and identification of the owner thereof, is set forth on Schedule 3.05.

SECTION 3.06 Litigation and Environmental Matters. (a) Except as disclosed on Schedule 3.06 annexed hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower (i) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect in respect of any Borrower or (ii) that involve this Agreement or the Transactions. To the knowledge of the Borrowers, there is no fact which might result in or form the basis for any such action, suit or proceeding. No Borrower is subject to any order, writ, judgment, injunction, decree, determination or award of any court or other Governmental Authority which could reasonably be expected to have a Material Adverse Effect on such Borrower.

(b)      Notwithstanding anything to the contrary contained in
this Agreement and in addition to the other representations and warranties contained herein: (i) Each Borrower and its respective operations are in compliance with all applicable Environmental Laws and have obtained and maintained in effect all licenses, permits and other authorizations or registrations required under all Environmental Laws and are in material compliance therewith; (ii) no Borrower has performed or suffered any act which could give rise to, or has otherwise incurred, Environmental Liability to any Person (governmental or not), nor has any Borrower received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any Governmental Authority with respect to any of its assets; (iii) no Hazardous Material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by any Borrower or any surface waters or groundwaters thereon or thereunder in violation of any Environmental Laws or that could subject any Borrower to liability under any Environmental Laws (provided, however, that as to actions of Persons other than Borrowers or their predecessors this item (iii) is only to the best knowledge of the Borrowers); (iv) no Borrower owns or operates, or has ever owned or operated, aboveground or underground storage tanks used for storing petroleum products and which are subject to underground storage tank removal or clean-up requirements in effect on the date hereof; (v) with respect to any or all of the real property owned or leased by any Borrower, to the Borrowers' best knowledge (A) there are no Hazardous Materials present at any such properties, and (B) there are no wetlands, as defined under any Environmental Law, located on any such properties; (vi) to the Borrowers' best knowledge none of such real properties (A) has been used or is now used for the generation, transportation, storage, handling, treatment or disposal of any Hazardous Materials, or (B) is identified on a federal, state or local listing of sites which require or might require environmental cleanup; (vii) to the best of the Borrowers' knowledge, no condition exists on any of the real properties owned or leased by any Borrower that upon the failure to act, the passage of time or the giving of notice would give rise to liability under any Environmental Law; (viii) there are no ongoing investigations or negotiations, or pending or, to the best of the Borrowers' knowledge, threatened, administrative, judicial or regulatory proceedings, or consent decrees or other agreements in effect, that relate to environmental conditions in, on, under, about or related to any Borrower, its respective operations or the real properties owned or leased by any of them; and (ix) neither any Borrower nor its respective operations is subject to reporting requirements under the federal Emergency
Planning and Community Right-to-Know Act, 42 U.S.C.   11001 et seq., or
analogous state statutes and related regulations.

SECTION 3.07 Compliance with Laws and Agreements; Permits.  (a)
Each Borrower is in compliance with, and is not in violation or default under (i) all laws, regulations, ordinances, rules and orders of any Governmental Authority applicable to it or its property, including, without limitation, laws or regulations relating to: the Food and Drug Administration, the Foreign Corrupt Practices Act, occupational safety and health, employee benefits, ERISA plans, wages and hours of work, work place safety and equal employment opportunity and discrimination, zoning, land use and building and fire codes, (ii) all indentures, agreements and other instruments binding upon it or its property, and (iii) the requirements of
(1) any insurance policies covering the properties of each Borrower and (2) any insurance underwriting or similar organization, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) Each Borrower has all Permits necessary to the ownership of its respective property and to the operation of its respective business, which if violated or not obtained could reasonably be expected to have a Material Adverse Effect. No Borrower has finally been denied any application for any such Permit. There is no action pending, or to the best knowledge of the Borrowers, threatened or recommended by any Governmental Authority to revoke, withdraw, or suspend any such Permit, or which would have a material adverse effect on any such Permit.

SECTION 3.08 Investment and Holding Company Status; Margin
Regulations. No Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board). No part of the proceeds of any Loan or of any Letter of Credit will be used, directly or indirectly and whether immediately, incidentally or ultimately, for any purpose which entails a violation of or which is inconsistent with, the provisions of the regulations of the Board, including, without limitation, Regulation G, T, U or X thereof.

SECTION 3.09 Taxes. Each Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect in respect of any Borrower. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11 Subsidiaries. The Subsidiaries of the Company and their jurisdictions of organization, addresses and number of shares authorized, issued and outstanding are set forth on Schedule 3.11. All of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable, and is owned of record and beneficially by the Company, free and clear of any Lien, claim or other legal or equitable encumbrance, limitation or restriction. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or commitments to issue or transfer, any issued or unissued shares of capital stock of any Subsidiary of the Company. No Borrower other than the Company has any Subsidiaries or investments in, or joint ventures or partnerships with, any Person as of the Effective Date.

SECTION 3.12 SEC Matters. The Company is current in all required disclosure and otherwise in compliance in all respects with applicable federal and state securities laws and/or rules and regulations of the Securities and Exchange Commission, and with applicable state securities laws and/or rules and regulations of state securities authorities and of any stock exchanges or other self regulatory organizations having jurisdiction of the Company and/or its securities.

SECTION 3.13 Labor Matters. Except as set forth on Schedule 3.13, there are no strikes or other material labor disputes or grievances pending or, to the knowledge of any Borrower, threatened, against any Borrower. Except as set forth on Schedule 3.13, no Borrower is a party to any collective bargaining agreement.

SECTION 3.14 Security Documents.

(a) Each of the Security Agreements, upon execution and delivery by the parties thereto, will create in favor of the Lender a legal, valid and enforceable security interest in the Collateral (as such term is defined in such Security Agreement), and when financing statements or Collateral Assignments in appropriate form are filed in the offices specified therein, the Lien created under each Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers signatory thereto in such Collateral in each case prior and superior in right to any other Person, subject only to Permitted Encumbrances.

(b) The Pledge Agreement, upon execution and delivery by the parties thereto, will create in favor of the Lender a legal, valid and enforceable security interest in the Collateral (as such term is defined in this Pledge Agreement) and, when such Collateral is delivered to the Lender together with duly executed, undated instruments of transfer, the Pledge Agreement and the Lien created thereunder will constitute a fully perfected first priority Lien on, and security interest in such Collateral, in each case prior and superior in right to any other Person.

(c) The Deeds of Trust, when executed and delivered by the Company, will create a valid first Lien in favor of the Lender on the properties described therein, subject to no Liens or encumbrances other than the Permitted Encumbrances.

SECTION 3.15 Lock Boxes. No Borrower is a party to, or bound or affected by, any agreement or other document establishing or pertaining to lock boxes or similar arrangements involving the collection or processing of Accounts Receivable or otherwise dealing with the proceeds of the sale of Inventory of such Borrower.

SECTION 3.16 Restrictive Agreements. No Borrower is a party to any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Borrower to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests; other than (i) restrictions and conditions imposed by law or by this Agreement and the other Loan Documents and (ii) restrictions and conditions existing on the date hereof identified on Schedule 3.16.

SECTION 3.17 Disclosure.  The Borrowers have disclosed to the
Lender all agreements, instruments and corporate or other restrictions to which each Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect in respect of any Borrower. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.18 Real Property. The Borrowers own or lease no real property other than the properties listed in Schedule 3.18. Each lease of real property so listed is in full force and effect and has not been modified except as provided in Schedule 3.18. The tenant under each such lease has not assigned its interest thereunder (other than to the Lender) and has not sublet any portion of the leased premises except as indicated in Schedule 3.18. Neither party is in default under any such lease, and the tenant thereunder has received no notice of default or other material notice from the landlord thereunder. All rentals payable under such leases which are due through the date hereof have been paid in full.

SECTION 3.19 Year 2000 Compliance. (a) The Borrowers have conducted "year 2000" reviews with respect to (i) all of the internal systems that are material to the business or operations of the Borrowers, including computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems and
(ii) all of the software, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed or sold by the Borrowers, in accordance with the "Y2K Report" attached as Schedule
3.19. The Borrowers have commenced reasonable efforts to obtain "year 2000" certifications with respect to all third-party systems that are material to the business or operations of the Borrowers, including systems belonging to their respective suppliers, service providers and customers. The Borrowers have furnished to the Lender true and correct copies of all "year 2000" audits, certifications, reports and other similar documents that have been prepared or performed by or on behalf of the Borrowers or any third party with respect to the Borrowers' business or operations.

(b)      To the knowledge of the Borrowers, except as set out in
Schedule 3.19, there is no failure to be "Year 2000 Compliant" (as hereinafter defined) of any third-party system that is material to the business or operations of any Borrower, including any system belonging to any of their respective suppliers, service providers or customers.

(c) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item: (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by any Borrower correctly exchange date data with or provide data to such system or item.

(d) Any reprogramming required to make Year 2000 Compliant all of (i) the Borrowers' internal systems that are material to the business or operations of any Borrower, including computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitutes part of the products and services manufactured, marketed or sold by the Borrowers, and the testing of all such systems and items, as so reprogrammed, is currently expected to be completed by September 30, 1999. The aggregate cost to the Borrowers of such reprogramming and testing and of the reasonably foreseeable consequences to the Borrowers of year 2000 or of becoming or failing to become Year 2000 Compliant will not have a Material Adverse Effect.

(e) Except as set forth on Schedule 3.19, no Borrower has provided any guarantee or warranty for any product sold or licensed, or service provided, by any Borrower to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

 ARTICLE IV

Conditions

SECTION 4.01 Effective Date.  The obligations of the Lender to make
Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):
(a) The Lender shall have received (i) from each Borrower either a counterpart of this Agreement signed on behalf of such Borrower or written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such Borrower has signed a counterpart of this Agreement;(ii) from each Borrower, as applicable, a duly executed counterpart of the Security Agreement in the form of Exhibit 4.01-A or the Amended and Restated Security Agreement in the form of Exhibit 4.01-B, as applicable (as either may be supplemented, amended, or modified from time to time, a "Security Agreement" and collectively, the "Security Agreements"), together with Form UCC-1 financing statements in connection therewith in proper form for filing in the offices therein specified; (iii) from the Company, a duly executed counterpart of the Pledge and Security Agreement in the form of
Exhibit 4.01-C (as it may be supplemented, amended or modified from time to time, the "Pledge Agreement"), together with certificates representing the securities pledged thereunder and related undated stock powers endorsed in blank; (iv) from the Company, the duly executed Deeds of Trust in the forms of Exhibits 4.01-D, E and F (as each may be supplemented, amended or modified from time to time, each a "Deed of Trust" and collectively, the "Deeds of Trust"); (v) from the appropriate Borrowers, duly executed Collateral Assignments; and (vi) from the appropriate Borrowers, a landlord waiver and an estoppel certificate from the landlord under each Lease, in form and substance satisfactory to the Lender.

(b) The Lender shall have received a favorable written opinion of Chrisman, Bynum & Johnson, P.C., counsel for the Borrowers, addressed to the Lender, dated the Effective Date and substantially in the form of Exhibit C, and covering such other matters relating to the Borrowers, this Agreement, the other Loan Documents or the Transactions as the Lender shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Lender shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of each Borrower, certified as of a recent date by the Secretary of State of the state of its organization, (ii) a certificate as to the good standing of each Borrower as of a recent date, from the Secretary of State of the state of its organization; (iii) a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (and, if required, stockholders) of such Borrower, authorizing the execution, delivery and performance of the Loan Documents and (in the case of each Borrower) the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Effective Date, (C) that the certificate of incorporation of such Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lender or its counsel may reasonably request.

(d) The Lender shall have received a duly executed Revolving Credit Note
(a "Revolving Credit Note"), and a duly executed Term Note (a "Term Note"), in the forms of Exhibit D and E, respectively.

(e) The Lender shall have received the results of a search of the Uniform Commercial Code (or equivalent filings) filings made with respect to each Borrower in the states (or other jurisdictions) in which the chief executive offices of such Persons are located, or in which any offices of such Persons in which records have been kept relating to Accounts are located and in the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the Security Documents, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lender that the Liens indicated in any such financing statement, other than any Liens in favor of the Lender, have been released.

(f) The Lender shall have received Perfection Certificates with respect to each of the Borrowers dated the Effective Date and duly executed by the Chief Financial Officer of the Company.

(g) The Lender shall have received a copy of the insurance policies satisfying the requirements of Section 5.05, each of which shall be endorsed or otherwise amended to include a lender's loss payable endorsement (except in the case of liability policies) and to name the Lender as a loss payee as its interest may appear and shall provide for at least thirty (30) days' prior written notice from such insurance company to the Lender of any change, termination or cancellation thereof, in form and substance reasonably satisfactory to the Lender.

(h) After giving effect to the Transactions, on the Effective Date the Borrowers shall have no Indebtedness other than Indebtedness under the Loan Documents and Indebtedness set forth on Schedule 4.01(h).

(i) On the Effective Date, immediately prior to the effectiveness hereof, there shall be no Default or Event of Default (as such terms are used in the Zuellig Credit Agreement) under the Zuellig Credit Agreement, and the chief executive officer of Zuellig Botanicals, Inc. shall have delivered to the Lender a certificate to such effect.

(j) The Lender shall have received a certificate, dated the Effective
Date and signed by the Chief Executive Officer and Chief Financial Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(k) The Lender shall have received ALTA Loan policies of title insurance from an insurer acceptable to the Lender, covering all of the real property owned by the Company, insuring the Liens of the Deeds of Trust as valid first Liens on such property, subject to no Liens or encumbrances other than the Permitted Encumbrances, and containing (x) such affirmative coverage with respect to specific Permitted Encumbrances as the Lender may require and (y) an ALTA-9 endorsement and such other endorsements as the Lender may require, and (ii) if the Lender requires reinsurance with respect to such title insurance policies.

(l) The Lender shall have received ALTA surveys of each parcel of real property owned by the Company, certified to the Lender and the Lender's title insurer, prepared by a surveyor satisfactory to the Lender and showing no encroachments or other items which are not acceptable to the Lender. Without limiting the generality of the foregoing, each such survey shall show the location of all easements affecting the property covered thereby.

(m) The Lender shall have received satisfactory appraisals of each parcel of real property owned by the Company, indicating an aggregate value not less than Six Million, Nine Hundred Thousand Dollars ($6,900,000).

(n) The Lender shall have received satisfactory Phase I Environmental Studies with respect to each parcel of real property owned by the Company, and, if in the Lender's reasonable judgment, the results of any Phase I Environmental Study indicate that a Phase II Environmental Study should be performed, the Lender shall have received a satisfactory Phase II Environmental Study for the applicable property, and if any such study indicates the presence of Hazardous Materials or the violation or possible violation of Environmental Laws, the Lender shall have received from the Company an acceptable plan for the remediation or clean-up of the condition in question.

(o) The Lender shall have received reasonably satisfactory evidence that all parcels of real property owned by the Company, and the property covered by the Leases, comply with all applicable zoning and land use laws, regulations, ordinances and other legal requirements.

(p) The Lender shall have received true and complete copies of all certificates of occupancy for any building located on any parcel of real property owned by the Company, and the use and occupancy of any such building shall be permitted by the applicable certificate of occupancy.

(q) The Lender shall have received satisfactory evidence that no building on any real property owned by the Company, and no property leased under any of the Leases, is subject to any violation of any law, ordinance, regulation or other legal requirement (or, if any such violation exists, the Borrowers shall have provided to the Lender evidence that the same has been cured or is being cured). The Borrowers agree that any such violation will be promptly discharged of record upon the cure thereof.

(r) If any Borrower is the landlord or sublandlord under any lease or sublease, the Lender shall have received a copy of the applicable lease or sublease, together with evidence satisfactory to the Lender that (i) neither party is in default thereunder, (ii) all rental payments are then current and (iii) no such lease or sublease contains any option to purchase or right of first refusal.

(s) The Lender shall have received copies of all of the Leases.

(t) The Lender shall be satisfied that the consummation of the Transactions will not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under any material agreement of any Borrower.

(u) The Lender shall have received evidence satisfactory to it that there has been no material adverse change in the business, assets, operations, prospects or conditions, financial or otherwise, of any Borrower since the date of the Proxy Statement.

(v) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrowers hereunder.

(w) All legal matters incident to this Agreement and the Borrowing hereunder shall be satisfactory to the Lender and its counsel.

The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., California time, on June 30, 1999 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, or to continue or convert any Loan, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of such continuation or conversion, as applicable.

(b) In the case of each Revolving Credit Borrowing, such Borrowing shall comply with the applicable Borrower's Borrowing Base Limit as demonstrated by the Borrowing Base Certificate most recently delivered pursuant to
Section 5.01(f).

(c) In the case of each Term Loan Borrowing, such Borrowing shall comply with the Term Loan Borrowing Limit as demonstrated by the Term Loan Borrowing Limit Certificate required by Section 2.03(ii).

(d) At the time of and immediately after giving effect to such Borrowing or such continuation or conversion, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each continuation or conversion of any Loan shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) or (c) (as applicable) and (d) of this Section.

 ARTICLE V

Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and any Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree, jointly and severally, with the Lender that:

SECTION 5.01 Financial Statements and Other Information.  The
Borrowers will furnish to the Lender:

(a) within 120 days after the end of each fiscal year of the Company, (i) its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen, LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) consolidating balance sheets setting forth such information separately for the Company and for each other Borrower as of the end of such fiscal year and consolidating statements of operations setting forth such information separately for the Company and for each other Borrower for such fiscal year, such consolidating balance sheet and consolidating statements of operations to be certified by the Chief Financial Officer of the Company as fairly presenting the financial condition and results of operations of the Company and each other Borrower as of the end of, and for, such fiscal period in accordance with GAAP;

(b) within 60 days after the end of the first three fiscal quarters of each fiscal year of the Company, (i) its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter (except in the case of the statements of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) consolidating balance sheets of the Company and of each other Borrower setting forth such information separately for the Company and for each other Borrower and related consolidating statements of operations of the Company and of each other Borrower setting forth such information separately for the Company and each other Borrower as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheets, as of the end of) the previous fiscal year, all of which shall be certified by the Chief Financial Officer of the Company as fairly presenting the financial condition and results of operations therein shown in accordance with GAAP consistently applied subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause
(a) or (b) above, a certificate of the Chief Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in the application of GAAP in respect of the audited financial statements referred to in Section 3.04 has occurred and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after receipt by the Company or any other Borrower, a copy of each management letter (if prepared) of the accounting firm that reported on the financial statements referred to in clause (a) above (together with any response thereto prepared by the Company or such Borrower);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary thereof with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and copies of any documents and information furnished by any Borrower to any other government agency (except if in the ordinary course of business), including the Internal Revenue Service;

(f) within fifteen (15) days after the end of each calendar month, (i) consolidated Accounts Receivable aging schedules, Account Creditors Aged Listings and consolidated Inventory schedules of the Borrowers, and (ii) a Borrowing Base Certificate of each Borrower;

(g) promptly, a copy of any amendment or waiver of any provision of any instrument referred to in Section 6.10; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each Borrower or compliance with the terms of this Agreement or the other Loan Documents, as the Lender may reasonably request.

SECTION 5.02 Notices of Certain Events. The Borrowers will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect in respect of such Borrower;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower in an aggregate amount exceeding One Hundred Twenty-Five Thousand Dollars ($125,000);

(d) (i)     any matter materially affecting the value, enforceability or collectability of any portion of the Collateral (x) having a value of Two Hundred Fifty Thousand Dollars ($250,000) or more or (y) which, together with all other matters affecting any portion of the Collateral occurring during the twelve (12) month period preceding the occurrence of such matter and which have not been fully remedied or resolved, affects Collateral having an aggregate value of Five Hundred Thousand Dollars ($500,000) or more, or any Borrower's reclamation or repossession of, or the return to any Borrower of, goods having a value of Two Hundred Fifty Thousand Dollars ($250,000) or more, or claims or disputes asserted by any customer or other obligor of a Borrower where the potential loss to such Borrower equals Two Hundred Fifty Thousand Dollars ($250,000) or more, and (ii) any material adverse change in the relationship between any Borrower and any of its suppliers that is not an Affiliate of such Borrower, which supplier accounted for at least twenty percent (20%) of such Borrower's aggregate sources of supply as of the immediately preceding fiscal year end of such Borrower; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect in respect of any Borrower.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

SECTION 5.04 Payment of Obligations. Each Borrower will pay its obligations, including liabilities for Taxes that, if not paid, could result in a Material Adverse Effect in respect of such Borrower, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect in respect of such Borrower, and (d) the same shall be paid or discharged or fully and adequately bonded before it might become a Lien upon any property or asset of such Borrower.

SECTION 5.05 Maintenance of Properties; Insurance. Each Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, insurance against fire, and public liability insurance against such risks and in such amounts, and having such deductible amounts as are customary, with companies in the same or similar businesses and which is no less than may be required by law, which insurance policies shall name the Lender as loss payee (or mortgagee, as set forth in the Deeds of Trust with respect to the real property subject thereto) as its interest may appear and shall provide for at least thirty (30) days' prior written notice from such insurance company to the Lender of any change, termination or cancellation thereof.

SECTION 5.06 Books and Records; Inspection Rights. Each Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, and to verify the status of any Collateral, all at such reasonable times and as often as reasonably requested.

SECTION 5.07 Compliance with Laws; Environmental Laws.  (a) Each
Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect in respect of such Borrower.

(b) Without limiting the preceding paragraph, each Borrower will (i) comply in all material respects with, and use reasonable best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws; and (ii) conduct and complete (or cause to be conducted and completed) all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect in respect of any Borrower.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used only as provided in Section 2.01(b). The proceeds of the Revolving Loans will be used only for working capital purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. Any Letters of Credit will be used only to support payment obligations to the respective beneficiaries thereof.

SECTION 5.09 Further Assurances. Each Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Lender may request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, all the real and personal property of each Borrower, including any such real and personal property acquired subsequent to the Effective Date. Such security interests and Liens will be created under the Security Documents and other security agreements, and other instruments and documents in form and substance satisfactory to the Lender, and the Borrowers shall deliver or cause to be delivered to the Lender all such instruments and documents (including legal opinions, and lien searches) as the Lender shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Lender shall reasonably request as to the perfection and priority status of each such security interest and Lien.

SECTION 5.10 Year 2000 Compliance. Each Borrower will perform all acts reasonably necessary to ensure that (a) the Borrowers and any business in which any Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to any Borrower's or other such entity's business, become Year 2000 Compliant in a timely manner.

SECTION 5.11 Leases. Each Borrower will (a) comply with the terms of each Lease to which it is a party; (b) exercise all renewal options that may be available under any such Lease; and (c) furnish to the Lender promptly, a copy of any notice given or received by such Borrower under or in connection with such Lease.

SECTION 5.12 Collateral Audits.  Each Borrower will permit the
Lender to conduct, or cause to be conducted, at the Borrowers' expense, a Collateral Audit within ninety (90) days after the Effective Date, and during the periods April 1, 2000 through May 31, 2000 and April 1, 2001 through May 31, 2001, and will provide such access to its facilities, books and records, and furnish such other cooperation, as the Lender may request in connection therewith. The Borrowers agree that each such Collateral Audit must reflect values and conditions of the assets and properties of the Borrowers that are satisfactory to the Lender.

 ARTICLE VI

Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and any Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree, jointly and severally, that without the prior written consent of the Lender:

SECTION 6.01 Indebtedness. No Borrower will create, incur, assume or permit to exist any Indebtedness, including, without limitation, Indebtedness between or among Borrowers, except Indebtedness created hereunder or under the other Loan Documents and Indebtedness set forth on
Schedule 4.01(h).

SECTION 6.02 Liens. No Borrower will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Liens arising under the Loan Documents and Permitted Encumbrances.

SECTION 6.03 Certain Changes; Prohibited Transactions.  (a) No
Borrower will (i) liquidate or dissolve, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (ii) other than in the ordinary course of business, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets in an amount such that after giving effect thereto the aggregate of all such sales, transfers, leases, or other dispositions by all Borrowers shall have exceeded $500,000; provided, however, that the Company shall be permitted, without the prior written consent of the Lender, to sell or otherwise dispose of the Paclitaxel Patents and other assets directly used by it in its discontinued paclitaxel business so long as at the time of and immediately after such sale or other disposition, no Default or Event of Default shall have occurred and be continuing.

(b) No Borrower will (i) change its accounting policies in any way that could have a material effect on the presentation of financial reports, (ii) alter in any material respect the nature of the business of such Borrower from that conducted on the Effective Date, or (iii) change its fiscal year from the fiscal year in effect on the Effective Date; provided that such accounting policies may change to accord with a change in GAAP; provided further that in the event of any such change, all financial reports required hereunder that are thereby affected relating to the fiscal quarter (including, if such fiscal quarter is the fourth quarter, the fiscal year end), immediately following such change, shall be presented in two formats, one of which shall reflect such change and the other of which shall reflect the original accounting policy.

(c) No Borrower will sell, assign, discount or otherwise dispose of notes, Accounts Receivable or other rights to receive payment, with or without recourse, except for collections and credits (to the extent permitted under the Security Documents) in the ordinary course of business.

(d) No Borrower will enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04 Investments, Loans, Advances, Guarantees and
Acquisitions. (a) No Borrower will establish any new Subsidiaries, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Permitted Investments and the Company's investments existing on the date hereof in the capital stock of the other Borrowers.

(b) Notwithstanding the foregoing or any other provision hereof, the Company may, without the prior written consent of the Bank, exercise its option under the Powders Option in accordance with the terms thereof, if at such time and immediately after the acquisition contemplated thereby, no Default or Event of Default shall have occurred and be continuing and no default or event of default under the Zuellig Credit Agreement shall have occurred and be continuing; provided, however, that if, in lieu of exercising the option set forth therein, the Company shall acquire all or any portion of the stock of Zuellig Botanicals, Inc., it shall be a condition to the Company's right to complete such acquisition that simultaneously therewith, the Company shall cause such stock to be pledged to the Lender in accordance with the terms of the Pledge Agreement and shall execute and deliver or cause to be executed and delivered to the Lender such supplements to the Pledge Agreement, and other instruments and documents, as the Lender may require.

SECTION 6.05 Hedging Agreements.  No Borrower will enter into any
Hedging Agreement for purposes of speculation or investment, or otherwise outside of the ordinary course of the business of such Borrower.

SECTION 6.06 Restricted Payments. No Borrower will pay, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than cash dividends to the Company from the other Borrowers.

SECTION 6.07 Certain Financial Covenants.

(a) The Borrowers shall not make or permit to be made, during any fiscal year commencing with the fiscal year ending April 30, 2000, Capital Expenditures exceeding, in the aggregate $10,000,000.

(b) The Borrowers shall not permit the Consolidated Tangible Net Worth at the end of any fiscal quarter of the Company to be less than $38,000,000 until January 31, 2000 and $40,000,000 thereafter.

(c) The Borrowers shall not permit the Consolidated Net Income for any fiscal year to be less than $3,000,000.

(d) The Borrowers will not permit the ratio of Consolidated Funded Indebtedness to Consolidated Tangible Net Worth at the end of any fiscal quarter of the Company to be greater than 2.0 to 1.0.

(e) The Borrowers will not permit the ratio of (i) Consolidated Liquid Assets to (ii) the sum of (x) Consolidated Current Liabilities (excluding Accounts Receivable of Affiliates) plus (y) the Revolving Credit Exposure to be less than 0.35 to 1.0 at the end of the fiscal quarter of the Company ending July 31, 1999; 0.40 to 1.0 at the end of the fiscal quarter of the Company ending October 31, 1999; 0.45 to 1.0 at the end of the fiscal quarter of the Company ending January 31, 2000; or 0.50 to 1.0 at the end of the fiscal quarter of the Company ending April 30, 2000 or at the end of any subsequent fiscal quarter of the Company.

(f) The Borrowers will not permit the Consolidated Debt Service Coverage Ratio at the end of any fiscal year of the Company to be less than 2.25 to 1.00.

SECTION 6.08 Transactions with Affiliates. No Borrower will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower than could be obtained on an arm's length basis from unrelated third parties.

SECTION 6.09 Restrictive Agreements. No Borrower will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Borrower to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the other Loan Documents.

SECTION 6.10 Amendment of Certain Documents. The Borrowers will not permit any amendment, waiver or modification to the Certificate of Incorporation or By-Laws of any Borrower except for amendments, modifications or waivers that are not adverse in any respect to the Lender.

SECTION 6.11 Leases. The Borrowers will not (a) commit, suffer or permit to exist any default under, or breach or violation of, any Lease; or
(b) without the Lender's prior written consent, amend, modify or terminate, or assign, or sublet any portion of the premises subject to, any Lease.

 ARTICLE VII

Events of Default

          If any of the following events ("Events of Default") shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Article V or in Article VI hereof, or in any Security Document;

(e) the Borrowers shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Company;

(f) any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestration, conservator or similar official for such Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment;

(l) the shares of Common Stock, par value $.001 per share, of the Company shall not be approved and eligible to be publicly traded on the Nasdaq National Market or on the New York Stock Exchange or the American Stock Exchange;

(m) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower in an aggregate amount exceeding (i) $50,000 in any year or (ii) $150,000 for all periods;

(n)      a Change in Control shall occur;

(o) Volker Wypyszyk shall cease to be actively employed by the Company as one of the two Co-Chief Executive Officers of the Company on a full-time day-to-day basis, with key management responsibilities acceptable to the Lender, and shall not have been replaced within sixty (60) days thereafter with another individual acceptable to the Lender;

(p) A Default or Event of Default (as therein defined) under any Lender Lease shall occur; or

(q) (i)     any security interest or mortgage in favor of or for the
benefit of the Lender created or purported to be created under the Security Agreement, the Deeds of Trust, the Collateral Assignments (other than as permitted by the Security Agreement to which the Company is a party, in connection with the sale by the Company of the Paclitaxel Patents and other assets of its paclitaxel business as permitted by Section 6.03), or under any other Security Document shall, in any such case, no longer provide the lien or priority contemplated by such Security Document or any party having granted any such security interests or mortgages (or any successor thereto or representative thereof) shall make any claim or assertion to such effect, or (ii) any Borrower (or any successor thereto or representative thereof) shall claim or assert that this Agreement or any other Loan Document or any right or remedy of the Lender hereunder shall not be enforceable in accordance with its terms, or any Person (other than the Lender) shall claim or assert that any other Loan Document or any right or remedy of the Lender thereunder shall not be enforceable in accordance with its terms;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrowers, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately,
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) enforce rights or cause the enforcement of rights or exercise or cause the exercise of any remedies available under any Loan Document or otherwise; and in case of any Event of Default described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

 ARTICLE VIII

Miscellaneous

SECTION 8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, with confirmed delivery receipt, mailed by certified or registered mail or sent by telecopy, with confirmed delivery receipt, as follows:

(a) if to the Borrowers or to any Borrower, to the Borrowers c/o the Company at 5555 Airport Boulevard, Boulder, Colorado 80301, Attention of Dean Stull (Telecopy No. (303) 441-5802); and

(b) if to the Lender, to Wells Fargo Bank, National Association, c/o
Wells Fargo HSBC Trade Bank, N.A., 333 South Grand Avenue, 8th Floor, Los Angeles, California 90071, Attention of Thomas Q. Petersmeyer (Telecopy No.
(213) 625-1055), with a copy to G. Carla Axelrod, Esq., Wells Fargo Bank, National Association, 333 South Grand Avenue, 10th Floor, Los Angeles, California 90071 (Telecopy No. (213) 628-9918).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02 Waivers; Amendments.  (a) No failure or delay by the
Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any of the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender.

SECTION 8.03 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender (including counsel employed in-house by the Lender), in connection with the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender (including counsel employed in-house by the Lender), in connection with the enforcement or protection of its rights against any Borrower in connection with this Agreement or the other Loan Documents, including its rights against any Borrower under this Section, or against any Borrower in connection with the Loans made hereunder or any Letter of Credit or any Collateral, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letter of Credit or Collateral.

(b) The Borrowers shall indemnify the Lender and each Related Party of the Lender (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under any Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower, or any Environmental Liability related in any way to any Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04 Successors and Assigns.  (a) The provisions of this
Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby and thereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it) (each a "Transfer"). In connection therewith, the Lender may disclose all documents and information which the Lender now has or may hereafter acquire relating to the Borrowers, their respective businesses or any Collateral.

SECTION 8.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and
8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of any Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.06 Counterparts; Integration; Effectiveness.  This
Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender to or for the credit or the account of a Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09 Arbitration. (a) Agreement. Upon the demand of either the Lender or any Borrower (which demand of such Borrower will bind all of the Borrowers), any Dispute shall be resolved by binding arbitration (except as set forth in paragraph (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement or any of the other Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to this Agreement or any of the other Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to this Agreement or any of the other Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by the other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

(b) Governing Rules.  Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this Agreement or any of the other Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by the Lender of the protections afforded to
it under 12 U.S.C.   91 or any similar applicable state law.

(c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of the Lender to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property Collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

(d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of California,
(ii) may grant any remedy or relief that a court of the State of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

(e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the State of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of California.

(f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns Collateral comprised of real property or interests therein unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to this Agreement or the other relevant Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Agreement and any of the other Loan Documents or any relationship between the parties.

SECTION 8.10 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
PROCESS. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of the State of California sitting in Los Angeles County and of the United States District Court for the Central District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement not subject to arbitration under
Section 8.09, or for recognition or enforcement of any judgment or arbitral award, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California State or, to the extent permitted by law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09, if applicable) shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY
WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by the Lender.

 ARTICLE IX

Joint Borrowers

     Each Borrower agrees that the representations and warranties made by, and the liabilities, obligations, and covenants of and applicable to any or all of the Borrowers under this Agreement, shall in every case (whether or not specifically so stated in each such case herein) be joint and several. Every notice by or to any Borrower shall be deemed also to constitute notice by and to the other Borrowers, every act or omission by any Borrower also shall be binding upon the other Borrowers, and the Lender is fully authorized by each Borrower to act and rely also upon the representations and warranties, covenants, notices, acts, and omissions of the other Borrowers. Without limiting the foregoing:

(a) Each Borrower has determined and represents to the Lender that it is in its best interests and in pursuance of its legitimate business purposes to induce the Lender to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of the other Borrowers, the availability of the commitments provided for herein benefits all Borrowers, and advances and other credit extensions made hereunder will be for and inure to the benefit of Borrowers, individually and as a group.

(b) Each Borrower has determined and represents to the Lender that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation which may be available to such Borrower, each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay it debts as such debts mature, and that no Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(c) Each Borrower agrees that it is jointly and severally liable to the Lender for, and each Borrower agrees to pay to the Lender when due the full amount of, all indebtedness, obligations and liabilities now existing or hereafter arising to the Lender under or in connection with this Agreement and the other Loan Documents ("Loan Debt") and all modifications, extensions and renewals thereof, including all Loans made to any Borrower, all interest which accrues thereon, all fees, costs, and expenses chargeable to the Borrowers or any of them in connection therewith. The obligations of the Borrowers to the Lender for the Loan Debt shall be in addition to any obligations of Borrowers to the Lender under any other agreement heretofore or hereafter given to the Lender unless said other agreement is expressly modified or revoked in writing, and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other agreement.

(d) The liability of each Borrower for the Loan Debt shall be reinstated and revived and the rights of the Lender shall continue if and to the extent that for any reason any amount at any time paid on account of any of the Loan Debt is rescinded or must otherwise be restored by the Lender, whether as a result of any proceedings in bankruptcy or reorganization or other wise, all as though such amount had not been paid.

(e) Each Borrower authorizes the Lender, without notice to or demand on such
Borrower, and without affecting such Borrower's liability for the Loan Debt, from time to time to:

(1) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the liabilities and obligations of any other Borrower to the Lender on account of the Loan Debt;

(2) take and hold security from the other Borrowers for the payment of the Loan Debt, and exchange, enforce, waive, subordinate or release any such security;

(3) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as the Lender in its discretion may determine;

(4) release or substitute any one or more of the endorsers or any guarantors of the Loan Debt, or any other party obligated thereon; and

(5) apply payments received by the Lender from any other Borrower to indebtedness of such other Borrower to the Lender other than the Loan Debt;

(f) Each Borrower represents and warrants to the Lender that it has established adequate means of obtaining from each other Borrower on a continuing basis financial and other information pertaining to each other Borrower's financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that the Lender shall have no obligation to disclose to it any information or material about any other Borrower which is acquired by the Lender in any manner.

(g) Each Borrower waives any right to require the Lender to:

(1)      proceed against any other Borrower or any other person;

(2) proceed against or exhaust any security held from any other Borrower or any other person;

(3) pursue any other remedy in the Lender's power;

(4) apply payments received by the Lender from any other Borrower to the Loan Debt; or

(5) make any presentments or demands for performance, or give any notices of
nonperformance, protests,      notices of protest, or notices of dishonor
in connection with the Loan Debt.

 (h) Each Borrower waives any defense to its liability for the Loan Debt based upon or arising by reason of:

     (1) any disability or other defense of any other Borrower or any other person;

(2) the cessation or limitation for any cause whatsoever, other than payment in full, of the liability of any other Borrower for the Loan Debt;

(3) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower;

(4) the application by any other Borrower of the proceeds of the Loan Debt for the purposes other than the purposes intended or understood by the Lender or the Borrower;

(5) any act or omission by the Lender which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of the Lender against any other Borrower;

(6) any impairment of the value of any interest in any security for the Loan Debt, including the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and /or failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or

(7) any modification of the obligations or liabilities of any other Borrower for the Loan Debt, including the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any other Borrower for the Loan Debt, including increase or decrease of the rate of interest thereon. Until the Loan Debt and all indebtedness of each Borrower to the Lender arising under or in connection with this Agreement shall have been indefeasibly paid in full, no Borrower shall have any right of subrogation against any other Borrower, in connection with or by virtue of any payment by such Borrower of any of the Loan Debt or otherwise. Each Borrower waives all rights and defenses it may have arising out of:

(i) any election of remedies by the Lender, even though that election of remedies, such as non-judicial foreclosure with respect to any security for the Loan Debt, destroys its rights of subrogation or its rights to proceed against other Borrowers for reimbursement, or

(ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying, or discharging any Borrower's indebtedness for the Loan Debt, whether by operation of Sections 726 or 580d of the California Code of Civil Procedure as from time to time amended, or otherwise. Until the Loan Debt and all indebtedness of all Borrowers to the Lender arising under or in connection with this Agreement shall have been indefeasibly paid in full, each Borrower waives any right to enforce any remedy which the Lender now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by the Lender.

 (i) If any of the waivers herein is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

(j) It is the position of the Borrowers that each Borrower benefits from the credit facilities that have been made available by the Lender under this Agreement and from each extension of credit hereunder, regardless of whether such credit is disbursed to a joint account of some or all of the Borrowers or to or for the account of any other Borrower.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


HAUSER, INC.


By:_________________________________
 Name:
 Title:


ZUELLIG BOTANICAL EXTRACTS, INC.


By:_________________________________
     Name:
     Title:


ZETAPHARM, INC.


By:_________________________________
     Name:
     Title:


WILCOX DRUG COMPANY, INC.


By:_________________________________
     Name:
     Title:


SHUSTER LABORATORIES, INC.


By:_______________________________
     Name:
     Title:


WELLS FARGO BANK, NATIONAL
ASSOCIATION


By:________________________________
     Name:
     Title: